Exhibit 99.1

Company Contact: Gary H. Schoenfeld
President and
Chief Executive Officer
Vans, Inc.
562/565-8267

FOR IMMEDIATE RELEASE

Investor Relations: Chad A. Jacobs
Integrated Corporate
Relations, Inc.
203/222-9013

VANS, INC. ACQUIRES MOSA EXTREME SPORTS, THE OWNER OF PRO-TEC HELMETS AND ACCESSORIES

Santa Fe Springs, California, April 16, 2002— Vans, Inc. (NASDAQ: VANS) today announced that it has acquired Mosa Extreme Sports, owner of Pro-Tec, the leading brand of protective gear for Core Sports.™ The cash and stock transaction is valued at approximately one times Mosa’s annual sales of $10-$15 million.

Headquartered in Hermosa Beach, California, Mosa offers a full line of protective helmets and pads under the Pro-Tec brand. Many of the leading athletes endorse the Pro-Tec brand including skateboarding greats Bob Burnquist, Steve Caballero, Andy MacDonald, Brian Patch and Bucky Lasek, snowboarding superstars, Tara Dakides and Todd Richards, BMX stars Cory Nastazio and TJ Lavin, and wakeboarding legend Darin Shapiro.

“Founded in 1973 and recognized as one of the original skateboard helmet brands, Pro-Tec possesses great authenticity, and like Vans, it has successfully leveraged its brand across multiple Core Sports™ as the leader among skateboard, BMX, wakeboard and snowboard enthusiasts,” stated Gary H. Schoenfeld, President and Chief Executive Officer. “From a strategic standpoint, this acquisition allows us to further extend our leadership position in the market and leverage our infrastructure with limited risk or distraction to our core footwear, retail and apparel business.* Participation in these sports continues to grow with approximately 75 million participants worldwide and protective gear is increasingly being regarded as an integral part of the equipment for Core Sports™.”*

Mr. Schoenfeld continued, “Operationally there are distinct advantages for both execution and profitability that come with increased vertical integration as we are already one of Pro-Tec’s top five customers through our stores and skateparks.* Furthermore, there exist significant synergies in terms of marketing, R&D, distribution and administration.* Financially, we expect the deal to be mildly accretive in fiscal 2003 and as we consolidate operations into our existing infrastructure we expect the accretion to become more meaningful in fiscal 2004.”*

Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,™ such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown™ Series, the VANS Warped Tour,® the VANS World Amateur Skateboarding Championships, 11 large-scale VANS skateparks, and the VANS High Cascade Snowboard Camp,® located on Mt. Hood. The Company operates 161 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports, ™ snowboard boots, step-in snowboard boot bindings, and outerwear worldwide. Vans’ Internet address is www.vans.com.

*These are forward-looking statements about the future results and synergies which could be achieved by the acquisition. Actual results could vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ability of the Company to successfully integrate Mosa’s business with the Company’s; (ii) the ability of Mosa to successfully execute its expansion plans; and (iii) whether sports for which protective gear is important, such as skateboarding and snowboarding, will continue to grow.